UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2012 (April 23, 2012)

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-176382	30-0041666
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification Number)

8125 Highwoods Palm Way Tampa, Florida		33647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 637-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The following summary is qualified in its entirety by reference to the Credit Agreement governing the New Senior Credit Facility, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K.

On April 23, 2012, Syniverse Holdings, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Buccaneer Holdings, Inc. (“Holdings”), Barclays Bank PLC, as administrative agent, swing line lender and letters of credit issuer, and the other financial institutions and lenders from time to time party thereto, providing for a new senior credit facility (the “New Senior Credit Facility”) consisting of (i) a $950.0 million term loan facility (the “Term Loan Facility”); and (ii) a $150.0 million revolving credit facility (the “Revolving Credit Facility”) for the making of revolving loans, swing line loans and issuance of letters of credit.

Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the Term Loan Facility or Revolving Credit Facility may be expanded (or a new term loan facility or revolving credit facility added to the New Senior Credit Facility) by up to (i) $425 million plus (ii) an additional amount as will not cause the net senior secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 4.0:1.0 (calculated by treating any unsecured debt incurred in reliance on this clause (ii) as if it were secured).

Maturity

The Term Loan Facility will mature the earliest of (i) April 23, 2019, (ii) the date of termination in whole of the commitments under the Term Loan Facility and (iii) the date the loans under the Term Loan Facility are declared due and payable in connection with an event of default; provided that (a) in the event that more than $50 million of the Company’s 9.125% Senior Notes due 2019 (the “Senior Notes”) remain outstanding on the date that is 91 days prior to the stated maturity of the Senior Notes (the “First Springing Maturity Date”), the maturity date for the Term Loan Facility will be the First Springing Maturity Date and (b) in the event that more than $50 million in aggregate principal amount of any refinancing indebtedness in respect of the Senior Notes remains outstanding on the date that is 91 days prior to the stated maturity of such refinancing indebtedness (the “Second Springing Maturity Date”), the maturity date for the Term Loan Facility will be the earlier of the Second Springing Maturity Date and April 23, 2019.

The Revolving Credit Facility will mature the earlier of (i) April 23, 2017 and (ii) the date of termination in whole of the commitments under the Revolving Credit Facility, the letter of credit sublimit, and the swing line facility under the Credit Agreement.

Amortization; Prepayments

Commencing on September 30, 2012, the Term Loan Facility will begin amortizing in equal quarterly installments in an amount equal to 0.25% per quarter of the original principal amount thereof, with the remaining balance due at final maturity.

The Company may voluntarily prepay loans or reduce commitments under the New Senior Credit Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that prepayments and certain refinancings of the Term Loan Facility within one year after the closing date of the New Senior Credit Facility will be subject to a prepayment premium of 1.0% of the principal amount prepaid. The Company must prepay the Term Loan Facility with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under the New Senior Credit Facility unless specifically incurred to refinance a portion of the New Senior Credit Facility) and, for the year ended December 31, 2013 and thereafter, 50% of excess cash flow (such percentage to be subject to a reduction to zero based on the achievement of a net senior secured leverage ratio of less than 2.75:1.0), in each case, subject to certain reinvestment rights and other exceptions, as well as the right of the lenders to decline certain prepayments. The Company is also required to make prepayments under the Revolving Credit Facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the Revolving Credit Facility exceeds the aggregate amount of commitments in respect of the Revolving Credit Facility.

Interest; Fees

Borrowings bear interest at a floating rate which can be, at the Company’s option, either (i) a Eurodollar borrowing rate for a specified interest period plus an applicable margin or, (ii) an alternative base rate plus an applicable margin, in the case of term loans under the New Senior Credit Facility, subject to a Eurodollar rate floor of 1.25% or a base rate floor of 2.25%, as applicable. The applicable margin for the term loans and revolving loans under the New Senior Credit Facility is 3.75% per annum for Eurodollar loans and 2.75% per annum for base rate loans, and in the case of the revolving loans, subject to an adjustment to 3.50% and 2.50%, respectively, based on a net senior secured leverage ratio of less than 1.75:1.0.

The following fees are applicable under the Revolving Credit Facility: (i) an unused line fee of 0.50% per annum, subject to an adjustment to 0.25% based on a net senior secured leverage ratio of less than 1.75:1.0, accruing in respect of the unused portion of the Revolving Credit Facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.125% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses payable to the letter of credit issuers.

Guarantees; Security

The Company’s obligations under the New Senior Credit Facility are guaranteed by Holdings and each of its current and future direct and indirect wholly owned domestic subsidiaries (the “Subsidiary Guarantors”) (other than (i) subsidiaries designated as unrestricted, (ii) immaterial subsidiaries, (iii) any subsidiary that is prohibited by applicable law or certain contractual obligations from guaranteeing the New Senior Credit Facility or which would require governmental approval to provide a guarantee, (iv) certain holding companies of foreign subsidiaries, (v) not-for-profit subsidiaries, if any, (vi) certain receivables financing subsidiaries, (vii) any subsidiary with respect to which the Company and the administrative agent reasonably agree that the burden, cost or other consequences of providing a guarantee will be excessive in view of the benefits obtained by the lenders therefrom and (viii) any subsidiary whose guaranteeing of the New Senior Credit Facility would result in a material adverse tax consequence), and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions). The Subsidiary Guarantors under the New Senior Credit Facility also guarantee the Senior Notes.

Covenants; Representations and Warranties

The New Senior Credit Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on the incurrence of debt, liens, fundamental changes, restrictions on subsidiary distributions, transactions with affiliates, further negative pledge, asset sales, restricted payments, investments and acquisitions, repayment of certain debt in the event of a change of control, amendments of certain debt documents and the activities of Holdings. The negative covenants are subject to the customary exceptions.

There are no financial covenants included in the New Senior Credit Facility other than a springing maximum net senior secured leverage ratio of 4.25 to 1.0, which will be tested only for the benefit of the revolving lenders and only (i) when, at the end of a fiscal quarter, (a) the aggregate amount of any revolving loans, any swing line loans or any letter of credit obligations outstanding exceeds 10% of all commitments under the Revolving Credit Facility in effect as of April 23, 2012 or (b) the aggregate amount of any letter of credit obligations outstanding exceeds 15% of all commitments under the Revolving Credit Facility in effect as of April 23, 2012 and (ii) upon an extension of credit under the Revolving Credit Facility in the form of the making of a revolving loan or a swing line loan, or the issuance of a letter of credit.

Events of Default; Change of Control

The New Senior Credit Facility provides that, upon the occurrence of certain events of default, the Company’s obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the Senior Notes, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default. The events of default are subject to exceptions and cure rights.

Subsidiary Guaranty and Security Agreement

The following summary is qualified in its entirety by reference to the Subsidiary Guaranty and Security Agreement, which have been filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

On April 23, 2012, the Subsidiary Guarantors provided a Subsidiary Guaranty, dated April 23, 2012 (the “Subsidiary Guaranty”) in favor of the secured parties named in the Credit Agreement, whereby the Subsidiary Guarantors will unconditionally and irrevocably guarantee the obligations of the Company under the Credit Agreement.

On April 23, 2012, the Company, Holdings and the Subsidiary Guarantors entered into a Security Agreement, dated April 23, 2012 (the “Security Agreement”), as grantors, with Barclays Bank PLC, as administrative agent for the secured parties named in the Credit Agreement, whereby the Company, Holdings and the Subsidiary Guarantors granted a security interest in substantially all of their assets (subject to customary exceptions) to secure all obligations of the Company, Holdings and the Subsidiary Guarantors under the New Senior Credit Facility.

Item 1.02. Termination of a Material Definitive Agreement.

On April 23, 2012, the Company terminated its existing Credit Agreement, dated as of December 21, 2010, as amended on January 3, 2011, among the Company, Holdings, Barclays Bank PLC and the other lenders party thereto, and all of the related loan documents.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s direct financial obligations under the New Senior Credit Facility is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated April 23, 2012, by and among Syniverse Holdings, Inc., Buccaneer Holdings, Inc., Barclays Bank PLC, as administrative agent, swing line lender and l/c issuer, and the other financial institutions and lenders from time to time party thereto.

10.2	Subsidiary Guaranty, dated April 23, 2012, by the Subsidiary Guarantors party thereto.

10.3	Security Agreement, dated April 23, 2012, by and among Syniverse Holdings, Inc., Buccaneer Holdings, Inc. and the Subsidiary Guarantors party thereto, and Barclays Bank PLC, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2012	Syniverse Holdings, Inc.

	By:	/s/ David W. Hitchcock
	Name:	David W. Hitchcock
	Title:	Chief Financial Officer and Chief Administrative Officer